 Exhibit 99.1

GeoVax DNA/MVA Vaccine Elicits

Sustained Antibody Responses to HIV

New Clinical Data from HVTN 205, a Phase 2a Trial of GeoVax’s

Preventive HIV Vaccine, Presented at 2013 AIDS Vaccine Meeting

Atlanta, GA, October 9, 2013 GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing vaccines to prevent and treat HIV/AIDS, today presented additional results from HVTN 205, a multicenter, randomized Phase 2a trial evaluating the safety and immunogenicity of the Company’s first generation preventive HIV vaccine, at the 2013 AIDS Vaccine Meeting in Barcelona, Spain. At 6 months post-vaccination, patient antibody levels had declined less than 3-fold, indicating significant durability of the antibody response.

HVTN 205 was designed to evaluate the safety and immunogenicity of a prime-boost vaccine regimen of GeoVax’s DNA vaccine and MVA (modified vaccinia Ankara) vaccine in healthy, HIV-uninfected adults. The trial extended the safety and immunogenicity results obtained in the Company’s earlier Phase 1 trials (HVTN 065 and HVTN 045). In HVTN 205, 299 participants were randomly assigned to three study arms: 149 participants received two injections of GeoVax’s DNA vaccine followed by two injections of the company’s MVA vaccine (DDMM arm), 75 participants received three MVA injections followed by one placebo injection (MMM arm), and 75 participants received four injections of placebo. After the final vaccination, antibody responses against the HIV Envelope protein (Env), the target for protective antibody, were detected in 93.2% of the DDMM arm (the vaccination regimen selected for further clinical study). At six months after final vaccination (the latest time point tested), gp140 IgG antibody response titers in the DDMM arm had declined by less than 3-fold, with response rates only declining from 100% to 84%, indicating significant durability of the antibody response. Additionally, HVTN 205 also showed that the antibody responses after vaccination had high affinity binding, a characteristic which has been associated with prevention of HIV infection in preclinical models.

“We are very pleased with the durability of our antibody responses,” said Dr. Harriet Robinson, Chief Scientific Officer at GeoVax. “We are also encouraged that our vaccine is eliciting tightly binding Ab in humans. The key to a successful preventive vaccine is the antibody response, which needs to be both sustained and capable of high affinity binding.”

HVTN 205 was conducted by the HIV Vaccine Trials Network (HVTN), with financial support from the National Institute of Allergy and Infectious Disease (NIAID) of the National Institutes of Health (NIH). The HVTN is currently conducting a Phase 1 trial (HVTN 094) of GeoVax’s second-generation DNA/MVA vaccine, which co-expresses an adjuvant (GM-CSF) in the DNA vaccine. The dosing regimen during this trial follows a vaccination schedule similar to the DDMM arm of HVTN 205. In the preclinical model, co-expressed GM-CSF has enhanced antibody responses and increased prevention of infection by serial rectal challenges. Pending the success of HVTN 094, GeoVax expects to begin a Phase 2a trial of the GM-CSF-adjuvanted vaccine in 2014.

MORE

About GeoVax’s Technology

GeoVax’s unique, two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. GeoVax’s vaccines are unique in expressing virus-like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. In GeoVax’s second generation vaccine, the DNA prime co-expresses GM-CSF with the virus-like particles, delivering a normal human protein that stimulates immune responses to the site of vaccination. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of the DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety. For more information, please visit www.geovax.com.

About HIV/AIDS

AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally; it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, more than a million people in the U.S. have contracted the virus. More than a quarter of new US infections are in youths aged 13 to 24; and of those, 60 percent do not know they are infected. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B and C. GeoVax vaccines are currently designed to function against clade B.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution.

Contact:

Susanna Mesa

The Trout Group

646-378-2933

smesa@troutgroup.com

###